Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Parent

Dimeco, Inc.

Subsidiaries of Dimeco, Inc.	State or Other Jurisdiction of Incorporation	Percentage Ownership

The Dime Bank	Pennsylvania	100%

Subsidiaries of The Dime Bank	State or Other Jurisdiction of Incorporation	Percentage Ownership

TDB Insurance Services, LLC	Pennsylvania	100%